SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2007

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

On July 26, 2007, we entered into an Employment and Non-Compete Agreement (the “Agreement”) with Michael A. Tatoian, our Executive Vice President.

Following is a summary of certain material terms of the Agreement. The Agreement is attached as an exhibit to this Form 8-K.

The Agreement is substantially identical to the amended and restated employment and non-compete agreements entered into with other executive officers of the Company on February 13, 2006.

The Agreement is only operative in the event of a change in control. The Agreement does not obligate us to employ Mr. Tatoian for any period of time prior to a change in control. All of our executive officers can be terminated at our will at any time prior to a change in control with or without cause. The Agreement has a two (2) year term and shall automatically renew for successive two (2) year terms, provided that at any time prior to any such renewal, the Compensation and Stock Incentive Committee has discretion to terminate the automatic renewal provision. “Change in control” is defined under the Agreement to mean the earlier to occur of (a) ten (10) days following the closing of a tender offer for our stock or (b) the closing of a merger or similar transaction involving us and any other entity; provided that it shall not be a change in control if our stockholders immediately prior to the transaction own, directly or indirectly in substantially the same proportion, at least 60% of the voting securities of the survivor of such transaction immediately following the transaction.

There are no other agreements or understandings between us and Mr. Tatoian which guarantee continued employment or guarantee any level of compensation, including incentive or bonus payments, to him.

In the event of a change in control during the term of the Agreement and provided that Mr. Tatoian is employed by us when the change in control occurs, we must pay to him a $200,000 change in control fee. The Agreement specifies an “extension period” for 24 months during which Mr. Tatoian shall receive a monthly payment equal to one-twelfth of the sum of (a) his then-current annual base salary (excluding any incentive or bonus), and (b) the amount of any cash bonus awarded to him for the then-most recently concluded fiscal year of the Company. For purposes of calculating this monthly amount, Mr. Tatoian’s cash bonus shall be the actual cash bonus for our then most recently concluded fiscal year, but not less than 75% and not greater than 125% of the average cash bonus awarded to him for our then most recently concluded fiscal year and the preceding two fiscal years. Mr. Tatoian shall also be entitled to health, welfare and certain fringe benefits on terms no less favorable than those which he had prior to the change in control.

During the extension period, Mr. Tatoian agrees not to, directly or indirectly, engage in any capacity in the motorsports business or to assist any business that is in the motorsports business and that competes with us within a 100 mile radius of any of our facilities. Mr. Tatoian is also prohibited, during the extension period, from soliciting our customers and employees.

During the extension period, Mr. Tatoian shall continue as an employee. We are free to terminate him with or without cause. If termination is without cause, we shall continue to pay the monthly amount for the extension period. If the termination is for cause, we shall continue to pay one-half of the monthly amount since the Agreement allocates 50% of the monthly amount post-termination to severance and 50% is paid in consideration of Mr. Tatoian’s non-compete covenants. “Cause” is defined under the Agreement to mean a unanimous determination by our Board of Directors that Mr. Tatoian has been convicted of a felony, has embezzled from or committed fraud against us, which embezzlement or fraud has a material adverse financial impact on us or gross insubordination which has continued after written notice from the Board of Directors which determination is upheld by a final, non-appealable arbitration award.

Mr. Tatoian shall be entitled to continue receiving the monthly amount during the extension period if he voluntarily terminates his employment for good reason. “Good reason” is defined under the Agreement to mean a (i) reduction in title, responsibilities, administrative support or support services, (ii) relocation of executive officer’s office, (iii) travel at a level that exceeds the travel requirements before the change in control, (iv) any breach by us of our obligations under the Agreement, (v) any breach by the purchaser under a merger or acquisition agreement pursuant to which the change in control takes place relating to employee benefits or directors’ and officers’ insurance or indemnification provisions, or (vi) any reason whatsoever two months after the change in control.

Upon termination of Mr. Tatoian’s employment, he shall also be entitled to receive a pension benefit equal to the amount which he would have received under our retirement program had payments to him under the Agreement been treated as covered compensation under the retirement program, which benefit will be paid in a lump sum using actuarial assumptions and the discount rate which would be utilized for purposes of funding a plan termination.

To the extent that any of the payments or benefits due to Mr. Tatoian constitute an excess “parachute payment” under the Internal Revenue Code and result in the imposition of an excise tax, the Agreement requires that we pay him the amount of such excise tax plus any additional amounts necessary to place him in the same after-tax position as he would have been had no excise tax been imposed.

The Agreement does not alter the terms of any restricted stock awards previously granted to Mr. Tatoian. None of our outstanding restricted stock awards contain a change of control provision that would automatically accelerate the vesting of options or restricted shares in the event of a change of control.”

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit

The following document is filed as an exhibit to this report:

10.1	Employment and Non-Compete Agreement dated July 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: July 26, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment and Non-Compete Agreement dated July 26, 2007.